Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS 2009 FIRST QUARTER RESULTS
     NEW YORK, NY, April 29, 2009 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the first quarter ended March 31, 2009. Total revenues in the quarter and Operating EBITDA decreased to €139.6 million (U.S.$181.9 million) and €1.1 million (U.S.$1.4 million) from €186.8 million (U.S.$280.2 million) and €32.8 million (U.S.$49.4 million), respectively, in the same period last year as pulp industry conditions remained challenging. Operating EBITDA is defined on page 4 of this press release and reconciled to net income (loss) attributable to common shareholders on page 6 of the financial tables in this press release.
Summary Financial Highlights

	Q1	Q4	Q1
	2009	2008	2008
	(in millions of Euros, except where otherwise stated)

Pulp revenues	€129.0	€161.0	€179.1
Energy revenues	10.6	11.0	7.7
Operating income (loss)	(12.4)	(21.4)	18.6
Operating EBITDA (loss)	1.1	(7.5)	32.8
Unrealized gain (loss) on derivative instruments	(15.0)	(29.7)	(7.9)
Foreign exchange gain (loss) on debt	(4.4)	(0.9)	6.0
Net income (loss) attributable to common shareholders	(39.4)	(59.0)	2.9
Net income (loss) per share attributable to common shareholders
Basic	€(1.08)	€(1.63)	€0.08
Diluted	€(1.08)	€(1.63)	€0.08
Summary Operating Highlights

	Q1	Q4	Q1
	2009	2008	2008

Pulp Production (‘000 ADMTs)	345.6	338.9	360.9
Scheduled Production Downtime (‘000 ADMTs)	—	21.0	1.5
Pulp Sales (‘000 ADMTs)	336.7	364.1	348.2
NBSK pulp list price in Europe (US$/ADMT)	585	698	880
NBSK pulp list price in Europe (€/ADMT)	449	530	586
Average pulp sales realizations (€/ADMT)(1)	377	436	510
Energy Production (‘000 MWh)	356.3	348.8	364.9
Energy Sales (‘000 MWh)	112.2	107.9	114.1
Average Spot Currency Exchange Rates(2):
€ / $	0.7675	0.7591	0.6666
C$ / $	1.2453	1.2118	1.0042
C$ / €	1.6217	1.5951	1.5057

(1)	List price, less discounts and commissions.

(2)	Average Bank of Canada noon spot rates over the reporting period.

President’s Comments
     Mr. Jimmy S.H. Lee, President and Chairman, stated: “Our first quarter results, while very disappointing, were largely as expected and reflect the prevailing difficult economic environment. Pulp prices declined further in the first two months of 2009 although the stronger U.S. dollar in the period softened the impact of such decreases. In the quarter we recorded a non-cash provision of €4.6 million against our inventories. Beneficial to us in the quarter were lower fiber and freight costs along with the higher tariffs now in effect for excess energy sold from our German mills.”
     Mr. Lee continued: “Despite the severe market challenges we continue to focus on improvements in areas of our business that we can control, including the implementation of cost reduction at our mills and initiatives to enhance and sustain liquidity. With the completion of the amendment to the project finance loan of our 74.9% owned subsidiary Stendal in the current quarter, we have been able to decisively increase the Stendal mill’s liquidity. We are also in continuing negotiations with lenders with respect to the term financing for the “green” energy project at our Celgar mill.”
     Mr. Lee added: “As there has been a return of Chinese buyers to the market in the current quarter and the announcement of a price increase for April in China and Europe, there is some indication that certain markets may have bottomed out and stabilized. Despite these developments we are cognizant that the renewed demand from China may be temporary and primarily motivated by current pricing. Significant volumes remain in global pulp distribution channels and need to be balanced by further production curtailments among producers. As a result we expect market conditions to remain difficult in the near-term.”
     Mr. Lee concluded: “Although there have been several temporary and permanent mill closures, because of sales of inventory from such idled mills, the effect of such reduced production has not yet been really reflected in balancing the market.”
Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008
     Pulp revenues for the three months ended March 31, 2009 decreased by approximately 28.0% to €129.0 million from €179.1 million in the comparative period of 2008, primarily due to the ongoing global economic crisis and its effect on world pulp markets. Revenues from the sale of excess energy increased by approximately 36.6% in the first quarter to €10.6 million from €7.7 million in the same quarter last year due to the higher biomass energy tariffs now in effect under Germany’s Renewable Energy Resources Act.

     Pulp production decreased to 345,620 ADMTs in the current quarter from 360,881 ADMTs in the same quarter of 2008 primarily due to seven days of unscheduled production downtime at our Celgar mill as a result of a temporary railway shutdown due to weather conditions. We took no scheduled maintenance downtime at our mills in the first three months of 2009 compared to one day in the same period of 2008.
     Pulp sales volume decreased to 336,659 ADMTs in the current quarter from 348,176 ADMTs in the comparative period of 2008. Average pulp sales realizations decreased by approximately 26.1% to €377 per ADMT in the first quarter of 2009, compared to €510 per ADMT in the same period last year.
     Costs and expenses in the first quarter of 2009 decreased to €152.0 million from €168.2 million in the comparative period of 2008.
     As a result of continuing weak NBSK markets in the current quarter, we recorded additional non-cash provisions of €3.4 million and €1.2 million against our finished goods and fiber inventories, respectively.
     On average, and including the effect of the non-cash inventory provision on our fiber inventories, our fiber costs decreased by approximately 10.4% in the first quarter of 2009 from the same period in 2008 primarily due to lower demand. We currently expect fiber prices to level off in the near term due to the effect of the ongoing sawmilling curtailments and harvesting reductions.
     During the first quarter of 2009, our raw material inventories decreased to €26.5 million from €38.2 million at the end of the fourth quarter of 2008. Our pulp inventories increased by approximately 7.9% to €40.9 million in the first quarter of 2009 from €37.9 million at the end of the prior quarter.
     For the first quarter of 2009, we recorded an operating loss of €12.4 million compared to operating income of €18.6 million in the comparative quarter of 2008, primarily due to lower price realizations and sales volume resulting from deteriorating market conditions.
     Interest expense in the first quarter of 2009 decreased very marginally to €16.5 million from €16.6 million in the comparative quarter of 2008.

     In the first three months of 2009 we recorded a loss of €3.2 million on the final disposition of certain investments previously owned by our Stendal mill. Such investments were held in an independently-managed fund created for purposes of investing the debt service reserve account funds under the mill’s project finance facility.
     Our Stendal mill recorded an unrealized loss of €15.0 million on our interest rate derivatives at the end of the current quarter, compared to an unrealized loss of €7.9 million in the same quarter of last year in large part due to the significant decrease in European interest rates. We recorded a foreign exchange loss on our debt of €4.4 million in the first quarter of 2009 compared to an unrealized gain of €6.0 million.
     In the first quarter of 2009, the noncontrolling shareholder’s interest in the Stendal mill’s loss was €9.3 million, compared to €3.2 million in the same quarter last year.
     In the first quarter of 2009, we reported Operating EBITDA of €1.1 million compared to €32.8 million in the first quarter of 2008 and an Operating EBITDA loss of €7.5 million in the fourth quarter of 2008. EBITDA in the current quarter includes non-cash inventory provisions of €4.6 million. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
     Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income attributable to common shareholders or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of Operating EBITDA to net income (loss) attributable to common shareholders, see page 6 of the financial tables included in this press release.

     We reported a net loss attributable to common shareholders for the first quarter of 2009 of €39.4 million, or a loss of €1.08 per basic and diluted share, which included an aggregate unrealized non-cash loss of €19.4 million on Stendal’s interest rate derivative and foreign exchange losses on our debt. In the first quarter of 2008, net income attributable to common shareholders was €2.9 million, or €0.08 per basic and diluted share. As at March 31, 2009 and 2008, respectively, we had 36,422,487 and 36,285,027 common shares outstanding.
Liquidity and Capital Resources
     In light of the continued volatile market environment and recessionary economic conditions, we are providing additional information concerning our liquidity and capital resources.
     The following table is a summary of selected financial information for the periods indicated:

	As at	As at
	March 31,	December 31,
	2009	2008
	(in thousands)

Financial Position
Cash and cash equivalents	€41,236	€42,452
Cash, restricted	3,531	13,000
Working capital	109,961	154,374
Property, plant and equipment	879,300	881,704
Total assets	1,113,541	1,151,600
Long-term liabilities	926,561	914,970
Total equity	78,385	132,103
     As at March 31, 2009, our cash and cash equivalents were €41.2 million, working capital was €110.0 million and we had approximately €31.5 million in available undrawn lines of credit.
     As at March 31, 2009, we had an aggregate amount of €522.8 million outstanding under the Stendal mill’s project finance facility. We had also drawn approximately C$22.0 million under the C$40.0 million working capital facility for our Celgar mill and approximately €10.0 million under the €40.0 million working capital facility for our Rosenthal mill.

Restricted Group
     The following table is a summary of selected financial information for the Restricted Group for the periods indicated:

	As at	As at
	March 31,	December 31,
	2009	2008
	(in thousands)

Restricted Group Financial Position
Cash and cash equivalents	€28,682	€26,176
Working capital	73,683	101,490
Property, plant and equipment	354,777	351,009
Total assets	562,641	564,374
Long-term liabilities	316,826	309,235
Total equity	189,069	210,179
     As at March 31, 2009, our Restricted Group had cash and cash equivalents of €28.7 million, working capital of €73.7 million and approximately €31.5 million in available undrawn lines of credit.
Earnings Release Call
     In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Thursday, April 30, 2009 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through May 30, 2009, over the Internet at http://investor.shareholder.com/media/eventdetail.cfm?mediaid=36264&c=MERC&mediakey=957433ACFFF2F424 B0AB33A05D209E5E&e=0 or through a link on the Company’s News/Financial page at http://www.mercerint.com/s/NewsReleases.asp. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until May 7, 2009 at 11:59 PM (Eastern Daylight Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 94432276.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the effects of the current economic and financial turmoil, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:	FD
Investors: Eric Boyriven, Alexandra Tramont
Jimmy S.H. Lee	Media: Jordana Miller
Chairman & President	(212) 850-5600
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of Euros)

	March 31,	December 31,
	2009	2008

ASSETS
Current assets
Cash and cash equivalents	€41,236	€42,452
Cash, restricted	3,531	13,000
Receivables	80,943	100,158
Inventories	89,761	98,457
Prepaid expenses and other	3,085	4,834

Total current assets	218,556	258,901

Long-term assets
Property, plant and equipment	879,300	881,704
Investments	71	419
Deferred note issuance and other costs	8,852	4,011
Deferred income tax	3,231	3,036
Note receivable, less current portion	3,531	3,529

	894,985	892,699

Total assets	€1,113,541	€1,151,600

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€81,575	€87,517
Pension and other post-retirement benefit obligations, current portion	520	510
Debt, current portion	26,500	16,500

Total current liabilities	108,595	104,527

Long-term liabilities
Debt, less current portion	838,556	837,918
Unrealized interest rate derivative losses	62,125	47,112
Pension and other post-retirement benefit obligations	12,980	12,846
Capital leases and other	9,877	11,267
Deferred income tax	3,023	5,827

	926,561	914,970

Total liabilities	1,035,156	1,019,497

EQUITY
Shareholders’ equity
Share capital	202,844	202,844
Paid-in capital	(5,897)	299
Retained earnings (deficit)	(74,396)	(35,046)
Accumulated other comprehensive loss	(6,944)	(1,872)

Total shareholders’ equity	115,607	166,225

Noncontrolling interest (deficit)	(37,222)	(34,122)

Total equity	78,385	132,103

Total liabilities and equity	€1,113,541	€1,151,600

(1)

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of Euros, except per share data)

	Three Months Ended
	March 31,
	2009	2008

Revenues
Pulp revenue	€129,033	€179,101
Energy revenue	10,539	7,715

	139,572	186,816

Costs and expenses
Operating costs	131,997	147,156
Operating depreciation and amortization	13,401	14,121

	(5,826)	25,539
Selling, general and administrative expenses	7,145	6,896
(Sale) purchase of emission allowances	(558)	—

Operating income (loss)	(12,413)	18,643

Other income (expense)
Interest expense	(16,549)	(16,620)
Investment income (loss)	(3,202)	310
Foreign exchange gain (loss) on debt	(4,416)	6,031
Unrealized gain (loss) on derivative instruments	(15,013)	(7,850)

Total other income (expense)	(39,180)	(18,129)

Net income (loss) before income taxes	(51,593)	514
Income tax benefit (provision) — current	(49)	376
— deferred	3,031	(1,204)

Net income (loss)	(48,611)	(314)
Less: net loss attributable to noncontrolling interest	9,261	3,183

Net income (loss) attributable to common shareholders	(39,350)	2,869

Retained earnings (deficit), beginning of period	(35,046)	37,419

Retained earnings (deficit), end of period	€(74,396)	€40,288

Net income (loss) per share attributable to common shareholders
Basic	€(1.08)	€0.08

Diluted	€(1.08)	€0.08

(2)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Unaudited)
(In thousands of Euros)
The terms of the indenture governing our 9.25% senior unsecured notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months and year ended March 31, 2009 and 2008, the Restricted Group was comprised of Mercer International Inc., our Rosenthal and Celgar mills and certain holding subsidiaries. The Restricted Group excludes the Stendal mill.

	March 31, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

ASSETS
Current assets
Cash and cash equivalents	€28,682	€12,554	€—	€41,236
Cash, restricted	—	3,531	—	3,531
Receivables	42,699	38,244	—	80,943
Inventories	56,979	32,782	—	89,761
Prepaid expenses and other	2,069	1,016	—	3,085

Total current assets	130,429	88,127	—	218,556

Property, plant and equipment	354,777	524,523	—	879,300
Other	3,664	5,259	—	8,923
Deferred income tax	3,231	—	—	3,231
Due from unrestricted group	67,009	—	(67,009)	—
Note receivable, less current portion	3,531	—	—	3,531

Total assets	€562,641	€617,909	€(67,009)	€1,113,541

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€46,226	€35,349	€—	€81,575
Pension and other post-retirement benefit obligations, current portion	520	—	—	520
Debt, current portion	10,000	16,500	—	26,500

Total current liabilities	56,746	51,849	—	108,595

Debt, less current portion	297,672	540,884	—	838,556
Due to restricted group	—	67,009	(67,009)	—
Unrealized interest rate derivative losses	—	62,125	—	62,125
Pension and other post-retirement benefit obligations	12,980	—	—	12,980
Capital leases and other	6,174	3,703	—	9,877
Deferred income tax	—	3,023	—	3,023

Total liabilities	373,572	728,593	(67,009)	1,035,156

EQUITY
Total shareholders’ equity (deficit)	189,069	(73,462)	—	115,607
Noncontrolling interest (deficit)	—	(37,222)	—	(37,222)

Total liabilities and equity	€562,641	€617,909	€(67,009)	€1,113,541

(3)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Unaudited)
(In thousands of Euros)

	December 31, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

ASSETS
Current assets
Cash and cash equivalents	€26,176	€16,276	€—	€42,452
Cash, restricted	—	13,000	—	13,000
Receivables	57,258	42,900	—	100,158
Inventories	59,801	38,656	—	98,457
Prepaid expenses and other	3,215	1,619	—	4,834

Total current assets	146,450	112,451	—	258,901

Property, plant and equipment	351,009	530,695	—	881,704
Other	4,425	5	—	4,430
Deferred income tax	3,036	—	—	3,036
Due from unrestricted group	55,925	—	(55,925)	—
Note receivable, less current portion	3,529	—	—	3,529

Total assets	€564,374	€643,151	€(55,925)	€1,151,600

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€44,450	€43,067	€—	€87,517
Pension and other post-retirement benefit obligations, current portion	510	—	—	510
Debt, current portion	—	16,500	—	16,500

Total current liabilities	44,960	59,567	—	104,527

Debt, less current portion	289,222	548,696	—	837,918
Due to restricted group	—	55,925	(55,925)	—
Unrealized interest rate derivative losses	—	47,112	—	47,112
Pension and other post-retirement benefit obligations	12,846	—	—	12,846
Capital leases and other	7,167	4,100	—	11,267
Deferred income tax	—	5,827	—	5,827

Total liabilities	354,195	721,227	(55,925)	1,019,497

EQUITY
Total shareholders’ equity (deficit)	210,179	(43,954)	—	166,225
Noncontrolling interest (deficit)	—	(34,122)	—	(34,122)

Total liabilities and equity	€564,374	€643,151	€(55,925)	€1,151,600

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Three Months Ended March 31, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

Revenues	€79,032	€60,540	€—	€139,572

Operating costs	73,316	58,681	—	131,997
Operating depreciation and amortization	6,704	6,697	—	13,401
Selling, general and administrative expenses	4,422	2,165	—	6,587

	84,442	67,543	—	151,985

Operating income (loss)	(5,410)	(7,003)	—	(12,413)

Other income (expense)
Interest expense	(7,302)	(10,356)	1,109	(16,549)
Investment income (loss)	916	(3,009)	(1,109)	(3,202)
Foreign exchange gain (loss) on debt	(4,416)	—	—	(4,416)
Derivative instruments	—	(15,013)	—	(15,013)

Total other income (expense)	(10,802)	(28,378)	—	(39,180)

Net income (loss) before income taxes	(16,212)	(35,381)	—	(51,593)
Income tax benefit (provision)	208	2,774	—	2,982

Net income (loss)	(16,004)	(32,607)	—	(48,611)
Less: net loss attributable to noncontrolling interest	—	9,261	—	9,261

Net income (loss) attributable to common shareholders	€(16,004)	€(23,346)	€—	€(39,350)

	Three Months Ended March 31, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

Revenues	€104,588	€82,228	€—	€186,816

Operating costs	81,142	66,014	—	147,156
Operating depreciation and amortization	7,421	6,700	—	14,121
Selling, general and administrative expenses	3,744	3,152	—	6,896

	92,307	75,866	—	168,173

Operating income (loss)	12,281	6,362	—	18,643

Other income (expense)
Interest expense	(6,712)	(10,867)	959	(16,620)
Investment income (loss)	1,736	(467)	(959)	310
Foreign exchange gain (loss) on debt	6,627	(596)	—	6,031
Derivative instruments	—	(7,850)	—	(7,850)

Total other income (expense)	1,651	(19,780)	—	(18,129)

Net income (loss) before income taxes	13,932	(13,418)	—	514
Income tax benefit (provision)	(2,154)	1,326	—	(828)

Net income (loss)	11,778	(12,092)	—	(314)
Less: net loss attributable to noncontrolling interest	—	3,183	—	3,183

Net income (loss) attributable to common shareholders	€11,778	€(8,909)	€—	€2,869

(5)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended
	March 31,
	2009	2008

Net income (loss) attributable to common shareholders	€(39,350)	€2,869
Net loss attributable to noncontrolling interest	(9,261)	(3,183)
Income taxes (benefits)	(2,982)	828
Interest expense	16,549	16,620
Investment (income) loss	3,202	(310)
Unrealized foreign exchange (gain) loss on debt	4,416	(6,031)
Derivative financial instruments	15,013	7,850

Operating income (loss)	(12,413)	18,643
Add: Depreciation and amortization	13,467	14,192

Operating EBITDA(1)	€1,054	€32,835

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended
	March 31,
	2009	2008

Restricted Group
Net income (loss) attributable to common shareholders	€(16,004)	€11,778
Income taxes (benefits)	(208)	2,154
Interest expense	7,302	6,712
Investment (income) loss	(916)	(1,736)
Unrealized foreign exchange (gain) loss on debt	4,416	(6,627)

Operating income (loss)	(5,410)	12,281
Add: Depreciation and amortization	6,770	7,492

Operating EBITDA(1)	€1,360	€19,773

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

(6)

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